Exhibit 10.16

SEMNUR PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Henry Ji, Ph.D. (“Executive”) and Semnur Pharmaceuticals, Inc., a Delaware corporation (the “Company”), effective as of the closing of the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) entered into as of August 30, 2024, as amended, by and among Denali Capital Acquisition Corp., a Cayman Islands exempted company which will migrate to and domesticate as a Delaware corporation prior to the transaction contemplated by the Merger Agreement (“Parent”), Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company (the “Effective Date”).

RECITALS

A. The Company desires that Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth and Executive desires to accept employment on such terms and conditions.

B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances or benefits in the event of a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

C. Certain capitalized terms used in the Agreement are defined in Section 9 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date and if the transaction contemplated by the Merger Agreement is not consummated, this Agreement shall have no force or effect. On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. If Executive becomes entitled to benefits under Section 6 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. Employment and Duties.

(a) Employment. The Company hereby engages and employs Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Sections 5 and 6 of this Agreement. Executive does hereby accept and agree to such hiring, engagement and employment on the terms and conditions expressly set forth in this Agreement.

(b) Duties. Executive shall serve the Company as its Executive Chairman and shall perform and have the responsibilities, duties, status and authority customary for such position in an organization of the size and nature of the Company, subject to the policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies, as they may be amended from time to time). In this position, Executive shall report to the Board and shall render such administrative, financial and other executive and managerial services to the Company and its Affiliates as the Board may from time to time direct.

(c) No Other Employment; Time Commitment. For so long as Executive is employed with the Company, Executive shall both (i) devote Executive’s full business time, energy and skill to the performance of Executive’s duties for the Company and its Affiliates and (ii) hold no other employment or consulting positions. Notwithstanding the foregoing, Executive may serve on managing or advisory boards of non-profit entities, so long as such service does not interfere with Executive’s duties to, or otherwise create a conflict of interest with respect to, the Company. The Board shall have the right to require Executive to resign from any board or similar body on which Executive may then serve if the Board determines that such activity interferes with the effective discharge of Executive’s duties and responsibilities to the Company.

(d) No Breach of Contract. Executive hereby represents to the Company: (i) that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which Executive is a party or otherwise bound; (ii) that Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, Executive entering into this Agreement or carrying out Executive’s duties hereunder; and (iii) that Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, Executive (x) entering into this Agreement or (y) carrying out Executive’s duties hereunder.

(e) Location. Executive’s principal place of employment initially shall be the offices of the Company’s headquarters, currently located in Northern California. Executive acknowledges that business travel may be required from time to time in the course of performing Executive’s duties for the Company.

3. Compensation. During the term hereof, Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. As of the Effective Date, Executive’s Base Salary shall be at an annualized rate of $1,100,000.00. During the term hereof, the Committee will annually review and adjust Executive’s rate of Base Salary. During the term hereof, in addition to the Base Salary, Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) for each fiscal year with a target amount of 150% of Base Salary. The actual amount of any Incentive Bonus earned by Executive each year shall be determined in good faith by the Committee in its reasonable discretion, based on the achievement of performance objectives established for that particular fiscal year by the Committee. The Incentive Bonus earned for each fiscal year (if any) shall be paid as soon as practicable following the Board’s certification of financial results for the applicable calendar year, subject to Executive’s continued employment by the Company or its Affiliates through the applicable payment date.

4. Benefits.

(a) Retirement, Welfare and Fringe Benefits. During the term hereof, Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

(b) Reimbursement of Expenses. During the term hereof, Executive shall be authorized to incur reasonable expenses to facilitate performance of Executive’s duties under this Agreement. Executive shall be eligible for reimbursement of such expenses, subject to the Company’s expense reimbursement policies and the discretion of the Board.

(c) Vacation and Other Leave. During the term hereof, Executive shall accrue paid time off and other leave in accordance with the applicable policies of the Company.

(d) Indemnification. Executive shall be provided indemnification, and coverage under the Company’s D&O liability insurance policies, to the same extent as other executive officers of the Company.

5. Termination of Employment. The Company and Executive acknowledge that Executive’s employment is at-will, as defined under applicable law. As an at-will employee, either the Company or Executive may terminate the employment relationship at any time, with or without Cause. Upon Executive’s termination of employment for any reason, the Company will pay Executive all accrued but unpaid vacation (if any), expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements (the “Accrued Obligations”) on the date of Executive’s termination of employment with the Company or as soon as practicable thereafter in accordance with applicable law.

6. Severance and Change in Control Benefits.

(a) Severance - Termination Prior to a Change in Control. If the Company terminates Executive’s employment without Cause (excluding death or Disability) or if Executive resigns from employment with the Company for Good Reason and such termination occurs more than six (6) months after the Effective Date and prior to a Change in Control, then subject to Section 7, Executive will receive, in addition to the Accrued Obligations, the following:

(i) Severance Payments. The Company will provide Executive with continuing severance payments at a rate equal to Executive’s Base Salary rate, as then in effect, for twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

(ii) Continued Benefits Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination, (B) the date on which Executive is no longer eligible for COBRA coverage or (C) the date on which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy; provided, however, Executive must submit proof of payment within thirty (30) days of paying the applicable premium. Notwithstanding the first sentence of this Section 6(a)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii) Extended Post-Termination Exercise Period. Notwithstanding any other provision in any applicable equity compensation plan and/or award agreement, Executive’s outstanding and vested stock options as of the date of Executive’s termination of employment will remain exercisable until the date that is twenty-four (24) months following the date of Executive’s termination of employment; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond its original maximum term.

If Executive’s employment with the Company terminates (A) due to a voluntary resignation by Executive other than for Good Reason, (B) due to a termination for Cause by the Company or (C) due to Executive’s death or Disability, then Executive will not be entitled to receive severance or other benefits pursuant to Section 6(a) and will only be entitled to receive the Accrued Obligations.

(b) Change in Control Benefits. In the event that a Change in Control occurs more than six (6) months after the Effective Date and prior to the date on which Executive’s employment with the Company terminates, then subject to Section 7, Executive will receive the following:

(i) Lump-Sum Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to (A) three (3) times the sum of Executive’s annual Base Salary and target annual bonus, each as in effect immediately prior to the Change in Control, plus (B)

$3,000 multiplied by thirty-six (36), in respect of an estimate of benefit premiums for Executive. The lump-sum amount shall be payable as soon as practicable following (and in no event later than seventy-five (75) days after) the date on which the Change in Control occurs.

(ii) Accelerated Vesting of Equity Awards with Time-Based Vesting. One hundred percent (100%) of Executive’s then-outstanding and unvested Equity Awards with solely time-based vesting will become vested in full upon a Change in Control (with the right to receive any settlement for such vested Equity Awards subject to the release requirements set forth in Section 7). For outstanding and unvested Equity Awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement evidencing such Equity Award and the equity plan pursuant to which such Equity Award was granted and all time-based vesting criteria of such awards, if any, shall be deemed satisfied in full.

(iii) Extended Post-Termination Exercise Period. Notwithstanding any other provision in any applicable equity compensation plan and/or award agreement, each of Executive’s outstanding and vested stock options will remain exercisable for the longer of (A) twenty-four (24) months following the date on which the Change in Control occurs or (B) as otherwise provided in the plan and award agreement evidencing the stock option, but in no event shall an option be exercisable after the expiration of its original maximum term.

(c) Exclusive Remedy. In the event of a termination of Executive’s employment or a Change in Control as set forth in Section 6(a) or Section 6(b) of this Agreement, respectively, the provisions of Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment or Change in Control other than those benefits expressly set forth in Section 6 of this Agreement. However, for the avoidance of doubt, the amounts payable under the foregoing clause (b) are not intended to replace or supersede or mitigate, and shall not replace or supersede or mitigate, any benefits that Executive might be entitled to receive upon a subsequent termination of employment.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any payments or benefits pursuant to Section 6(a) or Section 6(b) of this Agreement (other than the Accrued Obligations) is subject to Executive signing and not revoking a separation agreement (for a termination pursuant to Section 6(a)) and release of claims in a form prescribed by the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (for payments or benefits pursuant to Section 6(a) of this Agreement) or the date on which the Change in Control occurs (for payments or benefits pursuant to Section 6(b) of this Agreement) (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to payments or benefits pursuant to Section 6(a) or Section 6(b) of this Agreement. In no event will such payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Proprietary Information and Inventions Agreement. Executive’s receipt of any payments or benefits under Section 6 (other than the Accrued Obligations) will be subject to Executive continuing to comply with the terms of the Employee Confidential Information and Inventions Assignment Agreement dated as of the date even herewith (the “Confidentiality Agreement”) between the Company and Executive, as such agreement may be amended from time to time.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 7(c)(iv) below or resulting from an involuntary separation from service as described in Section 7(c)(v) below, to the maximum extent permitted pursuant to Section 409A. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(c)(iii). Except as required by Section 7(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement. If any payments or benefits would be considered Deferred Payments that are contingent on the delivery of a release by Executive and could occur in either of two calendar years, the payments or benefits will be provided in the later year.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(vii) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

8. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 6 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of Equity Awards; and (iv) reduction of employee benefits. In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s Equity Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 8.

9. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Affiliate. “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) Cause. “Cause” has the meaning ascribed to such term in any written agreement between Executive and the Company defining such term and, in the absence of such agreement, such term means, with respect to Executive, the occurrence of any of the following events:

(i) Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any Company documents or records;

(ii) Executive’s material failure to abide by the Company’s Code of Business Conduct and Ethics or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

(iii) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, Executive’s improper use or disclosure of Company confidential or proprietary information);

(iv) any intentional act by Executive which has a material detrimental effect on the Company’s reputation or business;

(v) Executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure such failure or inability, as determined by the Company, which cure period shall not be less than thirty (30) days from the date on which the Company provided notice to Executive;

(vi) any material breach by Executive of any employment or service agreement between Executive and the Company, which breach is not cured pursuant to the terms of such agreement; or

(vii) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Executive’s ability to perform his or her duties with the Company.

The determination as to whether Executive is being terminated for Cause will be made in good faith by the Board and will be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 5 above, and the term “Company” will be interpreted to include any Affiliate or successor thereto, if applicable.

(c) Change in Control. “Change in Control” means the occurrence in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any Affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Agreement, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and Executive shall supersede the foregoing definition with respect to Equity Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of Executive’s termination, in which case, Executive’s receipt of benefits under such plan also will be considered “Disability” for purposes of this Agreement.

(f) Entity. “Entity” means a corporation, partnership, limited liability company or other entity.

(g) Equity Awards. “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(h) Exchange Act Person. “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of

1934, as amended (the “Exchange Act”)), except that “Exchange Act Person” will not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(i) Good Reason. “Good Reason” means Executive’s voluntary termination, within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i) a change in Executive’s job title with the Company to a job title involving a materially reduced level of authority, duties or responsibility (provided however, a change in Executive’s job title without a material reduction in Executive’s level of authority, duties or responsibility shall not constitute “Good Reason”);

(ii) a material reduction in Executive’s level of base salary; or

(iii) a relocation of Executive’s place of employment by more than fifty (50) miles.

Executive may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the initial existence of the condition that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any Affiliate or successor thereto, if applicable.

(j) Own, Owned, Owner or Ownership. “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(k) Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or

(ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10. Confidentiality Agreement. As a condition of employment with the Company, Executive shall be required to sign and comply with the Confidentiality Agreement.

11. Defense of Claims. Executive agrees that, during the term hereof and following the termination of Executive’s employment, upon request from the Company, Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees that it shall reimburse the reasonable out of pocket costs and attorney fees Executive actually incurs in connection with Executive providing such assistance or cooperation to the Company, in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that Executive shall have obtained prior written approval from the Company for any travel or legal fees and expenses incurred by Executive in connection with Executive’s obligations under this Section 11. In addition, if Executive no longer is providing services to the Company, the Company shall reimburse Executive for time spent providing such assistance at an hourly rate equal to Executive’s most recent annual Base Salary divided by 2080, rounded down to the nearest whole dollar.

12. Clawback. Executive agrees that compensation payable to Executive shall be subject to recapture or clawback pursuant to applicable policies of the Company, as may be adopted from time to time, as well as applicable law, and Executive shall reimburse the Company for any amount previously paid by the Company to Executive that is subject to recapture or clawback.

13. Successors; Assignment.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 13(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) No Assignment by Executive; Executive’s Successors. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by Executive. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Company’s Chief Financial Officer and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Financial Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

15. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its Affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

16. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and

Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Clara County, California.

(d) Remedy. Except as provided by the Act, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. This Agreement has resulted from negotiations and discussions between the parties and no one party shall be treated as drafting this Agreement for purposes of interpreting any provision hereof.

18. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, but not limited to, any rights to extended post-termination exercise period, severance and/or Change in Control benefits set forth in agreements evidencing Executive’s Equity Awards, if applicable. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19. Survival of Certain Provisions. Sections 6, 7, 8, 10, 11, 12, 15, 16, 18, and 19 shall survive any termination or expiration of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	SEMNUR PHARMACEUTICALS, INC.

	By:	/s/ Jaisim Shah

	Title:	Chief Executive Officer

	Date:	September 22, 2025

EXECUTIVE

	By:	/s/ Henry Ji

	Date:	September 22, 2025

[Signature Page to Employment Agreement]